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                     September 27, 2022

       Ryan Corbett
       Chief Financial Officer
       MP Materials Corp.
       6720 Via Austi Parkway
       Suite 450
       Las Vegas, NV 89119

                                                        Re: MP Materials Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-39277

       Dear Mr. Corbett:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation